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                            NEWS RELEASE

Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547
Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. REPORTS FOURTH QUARTER
AND YEAR-END 2004 RESULTS

HOUSTON—March 9, 2005—Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the quarter and year ended December 31, 2004.

        "We are pleased to announce improved operating results for the fourth quarter," said John Eckel, Chairman and Chief Executive Officer of Copano Energy. "Continuing the trends we reported in the prior quarter, Copano benefited from a favorable natural gas processing environment as well as improved margins in our pipeline segment. As a result of the completion of our initial public offering in November and the significant changes in our capital structure, per unit information and interest expense as reported in the fourth quarter, like in the third quarter, will not be comparable to future periods."

        Net loss was $2.4 million, or $0.39 per equivalent unit, for the fourth quarter of 2004 compared to a net loss of $1.3 million, or $0.90 per equivalent unit, for the fourth quarter of 2003. Fourth quarter 2004 results included one-time interest expense charges of approximately $9.2 million primarily related to the remaining discount and issuance costs associated with the redeemable preferred units which were redeemed using proceeds from the initial public offering. Such redemption is considered an early extinguishment of debt.

        The weighted average number of equivalent units outstanding in the fourth quarter was 6,094,460. Following the initial public offering, however, total units outstanding as of December 31, 2004 were 10,575,378 comprised of 7,056,252 common units and 3,519,126 subordinated units.

        Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter of 2004 were $11.0 million, an increase of $5.7 million from EBITDA of $5.3 million for the fourth quarter of 2003. EBITDA is a non-GAAP financial measure that is reconciled to its most directly comparable GAAP measure at the end of this press release.

        Revenue for the fourth quarter of 2004 increased approximately 35% to $120.3 million from $89.3 million in the fourth quarter of last year. Total gross margin increased from $10.1 million in the fourth quarter of 2003 to $17.5 million in the fourth quarter of 2004. Total gross margin is a non-GAAP financial measure that is reconciled to its most directly comparable GAAP measure at the end of this press release.

        "In addition to the positive impact of favorable natural gas and natural gas liquids prices, these operating results improved due to beneficial changes in contract terms and operating performance," added Eckel.

Full Year 2004 Results

        Net loss for the year ended December 31, 2004 was $0.9 million, or $0.35 per equivalent unit, compared with a net loss of $4.7 million, or $6.21 per equivalent unit, for the year ended December 31, 2003. EBITDA was $29.5 million for the year compared with $13.5 million in the prior year period. Revenue in 2004 increased approximately 14% to $437.7 million from $384.6 million in 2003. Total gross margin rose approximately 65% to $51.5 million in 2004 from $31.2 million in 2003. Also as a result of Copano's November 2004 initial public offering and the significant changes in our capital structure, full year 2004 results per equivalent unit will not be comparable to future periods.

Fourth Quarter Operating Results by Business Segment

Copano Pipelines

        The Copano Pipelines segment is comprised of a series of gathering and intrastate transmission systems totaling 1,366 miles of pipelines, which include 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which the Company owns a 62.5% interest. All of Copano Energy's pipeline operations are located in the Texas Gulf Coast region.

        During the fourth quarter of 2004, the Company gathered or transported an average of 232,723 MMBtu/d of natural gas on its wholly owned pipelines and Webb/Duval gathered or transported 118,653 MMBtu/d of natural gas net of intercompany volumes. During the fourth quarter of 2003, the Company gathered and transported an average of 254,787 MMBtu/d of natural gas on its wholly owned pipelines and Webb/Duval gathered or transported a net 114,033 MMBtu/d of natural gas. The reduction in volumes was primarily attributable to the reduction of relatively low-margin transportation volumes.

        Gross margin for this segment in the fourth quarter of 2004 increased approximately 30% to $8.7 million compared to $6.7 million in the fourth quarter of 2003. The increase was the result of higher average natural gas prices during the fourth quarter of 2004 which caused an increase in margins associated with the Company's index price-related gas purchase and transportation arrangements, and beneficial changes in contract terms.

Copano Processing

        Copano Processing includes the Houston Central Processing Plant and the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area.

        During the fourth quarter of 2004, Copano Energy, through its Copano Processing segment, processed an average of 545,742 MMBtu/d of natural gas compared to 485,636 MMBtu/d during the fourth quarter of 2003. For the same period, the Houston Central Processing Plant produced an average of 16,004 barrels per day of natural gas liquids compared to an average of 11,020 barrels per day during 2003's fourth quarter.

        Gross margin for the Copano Processing segment in the fourth quarter of 2004 increased to $8.8 million compared to $3.4 million in the fourth quarter of 2003. The increase in gross margin was the result of higher inlet throughput and higher production of NGL volumes combined with improved natural gas and NGL pricing.

        The improvement in commodity prices is reflected in the increase in the Company's "standardized" processing margin, which rose to an average of $0.193 per gallon for the fourth quarter of 2004 compared to an average of $0.077 per gallon during the fourth quarter of 2003, and an average of $0.129 per gallon during the third quarter 2004. In order to isolate and consistently track changes in commodity price relationships, the Company calculates a hypothetical "standardized" processing margin. This processing margin is based on a fixed set of assumptions with respect to liquids composition and fuel consumption per recovered gallon, which the Company believes is generally reflective of its business. Because these assumptions are held stable over time, changes in underlying natural gas and natural gas liquids prices drive changes in the standardized processing margin. Copano Energy's financial results are not derived from the standardized processing margin. This calculation, instead, is an evaluation tool used by management. Results of operations may not necessarily correlate to changes in the standardized processing margin because of the impact of factors other than commodity price relationships, such as volumes, changes in natural gas liquids composition, recovery rates and contract terms.

Unit Distributions

        On February 14, 2005 Copano Energy paid an adjusted cash distribution of $0.20 per unit for all of its outstanding common and subordinated units for the partial period from the closing of its initial public offering on November 15, 2004 through December 31, 2004. The Company's next distribution will represent an entire quarter, and is expected to be at least the minimum quarterly distribution of $0.40 per unit.

Conference Call Information

        Copano Energy will hold a conference call to discuss its fourth quarter 2004 financial results and recent developments at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), on Thursday, March 10, 2005. To participate in the call, dial (303) 262-2075 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the "IR Home" page of the "Investors" section of the Company's website. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software.

        For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 90 days on the "IR Home" page under the "Investors" section of the Company's website. Additionally, a telephonic replay will be available through March 17, 2005 and may be accessed by calling (303) 590-3000 and using the pass code 11025092.

Use of Non-GAAP Financial Measures

        This press release and the accompanying schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of EBITDA and total gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance. We use non-GAAP financial measures as measures of our core profitability or to assess the financial performance of our assets.

        Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region.

        This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company's actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano's Securities and Exchange Commission filings.

—tables to follow—

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands)
Revenue:
Natural gas sales	$66,584	$64,969	$262,874	$315,531
Natural gas liquids sales	50,827	22,016	163,530	60,307
Transportation, compression and processing fees	2,314	2,085	9,410	7,723
Other	616	190	1,842	1,010

Total revenue	120,341	89,260	437,656	384,571

Costs and expenses:
Cost of natural gas and natural gas liquids	102,296	78,598	384,080	350,726
Transportation	550	541	2,075	2,650
Operations and maintenance	3,331	3,182	12,486	10,854
Depreciation and amortization	1,789	1,563	7,287	6,091
General and administrative	3,332	1,887	9,217	5,849
Taxes other than income	22	211	770	926
Equity in (earnings) loss from unconsolidated affiliate	(156)	(431)	(419)	127

Total costs and expenses	111,164	85,551	415,496	377,223

Operating income	9,177	3,709	22,160	7,348
Other income (expense):
Interest and other income	38	9	85	43
Interest and other financing costs	(11,621)	(5,005)	(23,160)	(12,108)

Net loss	$(2,406)	$(1,287)	$(915)	$(4,717)

Basic and diluted net loss per equivalent unit(1)	$(0.39)	$(0.90)	$(0.35)	$(6.21)
Basic and diluted weighted average number of equivalent units(1)	6,094	1,426	2,599	1,405

(1)
Based on the weighted average equivalent units outstanding during the periods presented. For periods prior to the initial public offering, equivalent units were calculated using the weighted average of pre-IPO common units and common special units adjusted by a conversion or exchange factor. The computation of diluted units outstanding for all periods presented excludes incremental units related to warrants previously held by preferred unitholders and employee unit options because these equity securities had an anti-dilutive effect as a result of losses reported by the Company for these periods. After the initial public offering in November 2004, total units outstanding as of December 31, 2004 were 10,575,378 units, comprised of 7,056,252 common units and 3,519,126 subordinated units.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

OPERATING STATISTICS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	($ in Thousands)
Total gross margin	$17,495	$10,121	$51,501	$31,195
Operations and maintenance expenses	3,331	3,182	12,486	10,854
Depreciation and amortization	1,789	1,563	7,287	6,091
General and administrative expenses	3,332	1,887	9,217	5,849
Taxes other than income	22	211	770	926
Equity in (earnings) loss from unconsolidated affiliates	(156)	(431)	(419)	127

Operating income	9,177	3,709	22,160	7,348
Interest and other financing costs, net	11,583	4,996	23,075	12,065

Net income (loss)	$(2,406)	$(1,287)	$(915)	$(4,717)

Segment gross margin:
Pipelines(1)	$8,678	$6,682	$30,076	$27,551
Processing	8,817	3,439	21,425	3,644

Total gross margin	$17,495	$10,121	$51,501	$31,195

Segment gross margin per unit:
Pipelines ($/MMBtu)(1)	$0.41	$0.29	$0.35	$0.29
Processing:
Inlet throughput ($/MMBtu)(2)	0.18	0.08	0.10	0.02
NGLs produced ($/Bbl)(2)	5.99	3.39	3.81	1.37
Maintenance capital expenditures	$559	$432	$1,790	$2,281
Expansion capital expenditures	1,837	1,089	7,130	3,911

Total capital expenditures	$2,396	$1,521	$8,920	$6,192

Volumes:
Pipelines—throughput (MMBtu/d)(1)	232,723	254,787	239,770	256,556
Processing:
Inlet throughput (MMBtu/d)	545,742	485,636	559,939	502,057
NGLs produced (Bbls/d)	16,004	11,020	15,373	7,280
Operations and maintenance expenses:
Pipelines	$1,541	$1,551	$5,813	$5,161
Processing	1,790	1,631	6,673	5,693

Total operations and maintenance expenses	$3,331	$3,182	$12,486	$10,854

(1)
Excludes results and volumes associated with our interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 118,653 MMBtu/d, 114,033 MMBtu/d, 118,873 MMBtu/d and 108,640 MMBtu/d for the three months and years ended December 31, 2004 and 2003, respectively.

(2)
Represents the total processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2004	2003
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(915)	$(4,717)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,287	6,091
Amortization of debt issue costs	2,000	940
Equity in loss (earnings) from unconsolidated affiliate	(419)	127
Payment-in-kind interest on subordinated debt	814	3,908
Payment-in-kind interest to preferred unitholders	6,508	3,446
Accretion of preferred unitholders warrant value	9,405	781
Accretion of subsidiary warrant value	405	—
Deferred compensation	53	—
Deferred rent	(59)	—
Deferred revenue	(2)	—
(Increase) decrease in:
Accounts receivable	(11,440)	(1,150)
Accounts receivable from affiliates	(370)	(504)
Prepayments and other current assets	85	162
Increase (decrease) in:
Accounts payable	5,591	5,101
Accounts payable to affiliates	(1,244)	439
Other current liabilities	(2)	672

Net cash provided by operating activities	17,697	15,296

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(8,590)	(6,054)
Acquisitions of property, plant and equipment	(330)	(138)

Net cash used in investing activities	(8,920)	(6,192)

Cash Flows From Financing Activities:
Repayments of long-term debt	(34,313)	(21,800)
Proceeds from long-term debt	40,000	14,000
Escrow cash	1	(1)
Repayment of subordinated debt	(15,199)	—
Repayments of other long-term obligations	(991)	(89)
Deferred financing costs	(2,063)	(135)
Payment of subscription receivable	143	—
Distributions to special unitholders	(143)	—
Distributions to common unitholders	(4,000)	—
Proceeds from initial public offering of common units, net of underwriting discounts and commissions of $8,050	106,950	—
Payment of offering costs	(4,322)	(798)
Redemption of preferred units	(78,077)	—
Distributions to preferred unitholders	—	(810)
Redeem common units	(13,950)	—
Purchase warrants issued by subsidiary	(405)	—

Net cash used in financing activities	(6,369)	(9,633)

Net increase (decrease) in cash and cash equivalents	2,408	(529)
Cash and cash equivalents, beginning of year	4,607	5,136

Cash and cash equivalents, end of year	$7,015	$4,607

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2004	2003
	(In thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$7,015	$4,607
Escrow cash	1,000	1,001
Accounts receivable, net	37,045	25,605
Accounts receivable from affiliates	1,141	651
Prepayments and other current assets	1,300	1,035

Total current assets	47,501	32,899

Property, plant and equipment, net	119,683	117,032

Intangible assets, net	4,469	4,397
Investment in unconsolidated affiliate	4,371	4,072
Other assets, net	2,375	3,309

Total assets	$178,399	$161,709

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$36,960	$31,369
Accounts payable to affiliates	127	1,371
Note payable	350	—
Current portion of long-term debt	—	7,800
Other current liabilities	777	1,960

Total current liabilities	38,214	42,500

Long-term debt, net of current portion	57,000	27,500
Subordinated debt	—	30,398
Other noncurrent liabilities	829	991
Redeemable preferred units	—	60,982
Members' capital:
Common units, no par value, 7,056,252 units issued and outstanding as of December 31, 2004	94,325	3,471
Subordinated units, no par value, 3,519,126 units outstanding as of December 31, 2004	10,379	—
Common special units	—	154
Junior units	—	526
Junior special units	—	29
Paid-in capital	—	12,353
Accumulated deficit	(21,927)	(17,012)
Deferred compensation	(421)	—
Subscription receivable	—	(183)

	82,356	(662)

Total liabilities and members' capital	$178,399	$161,709

Non-GAAP Accounting Measures

        The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to operating income and (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Reconciliation of total gross margin to operating income:
Operating income	$9,177	$3,709	$22,160	$7,348
Add:
Operations and maintenance expenses	3,331	3,182	12,486	10,854
Depreciation and amortization	1,789	1,563	7,287	6,091
General and administrative expenses	3,332	1,887	9,217	5,849
Taxes other than income	22	211	770	926
Equity in (earnings) loss from unconsolidated affiliate	(156)	(431)	(419)	127

Total gross margin	$17,495	$10,121	$51,501	$31,195

Reconciliation of EBITDA to net loss:
Net loss	$(2,406)	$(1,287)	$(915)	$(4,717)
Add:
Depreciation and amortization	1,789	1,563	7,287	6,091
Interest expense	11,621	5,005	23,160	12,108

EBITDA	$11,004	$5,281	$29,532	$13,482

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$9,991	$3,664	$17,697	$15,296
Add:
Cash paid for interest	981	1,419	4,029	3,033
Equity in earnings (loss) of unconsolidated affiliate	156	431	419	(127)
Increase (decrease) in working capital and other	(124)	(233)	7,387	(4,720)

EBITDA	$11,004	$5,281	$29,532	$13,482

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COPANO ENERGY, L.L.C. REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS
COPANO ENERGY, L.L.C. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
COPANO ENERGY, L.L.C. AND SUBSIDIARIES OPERATING STATISTICS (Unaudited)
COPANO ENERGY, L.L.C. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
COPANO ENERGY, L.L.C. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)